Exhibit 10.29
SECOND AMENDMENT TO EXECUTIVE AGREEMENT
This Second Amendment to Executive Agreement (this “Amendment”) is executed as of November 12, 2021, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and Paul J. Hough (the “Executive”).
WHEREAS, the Company and the Executive are parties to a certain Executive Agreement dated as of January 19, 2017, as amended by the First Amendment to Executive Agreement dated October 11, 2021 (the “Executive Agreement”);
WHEREAS, the Company and the Executive desire to enter into this Amendment, effective November 15, 2021 (the “Effective Date”), to foster a smooth and effective change in product leadership at the Company; and
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Executive Agreement.
    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1.A new Section 1(c) of the Executive Agreement is hereby added:
(c)    Position and Duties. Commencing on November 15, 2021 (the “Amendment Effective Date”), the Executive shall transition from serving as Executive Vice President, Chief Product Officer of the Company to serving as Advisor to the Company’s Chief Executive Officer (“CEO”). As Advisor to the CEO, the Executive shall render advice as requested by the CEO. The Executive shall devote his full working time and efforts to the business and affairs of the Company; provided that he shall not be obligated to and shall not undertake to perform responsibilities for the Company except as requested by the CEO.
2.A new Section 1(d) of the Executive Agreement is hereby added:
(d)    Base Salary. The Executive’s annual base salary rate as of the date immediately preceding the Amendment Effective Date is $525,000 (the “Previous Base”). Beginning effective as of the Amendment Effective Date, the Executive’s annual base salary rate is $100,000 (the “New Base”).
3.A new Section 1(e) of the Executive Agreement is hereby added:
(e)    Incentive Compensation. Executive shall not be entitled to any cash incentive compensation for periods after the Amendment Effective Date. For the 2021 performance year, the Executive shall be entitled to a cash incentive payment based upon actual achievement of the performance targets in effect for such performance year as approved by the Compensation Committee of the Board of Directors and prorated for the portion of the performance year completed as of the Amendment Effective Date. Such cash incentive payment, if earned, will be paid to the Executive on the date that cash incentive payments are made generally to other senior executives of the Company. The Executive shall not be required to remain in employment with the Company through the end of the performance year in order to be entitled to such cash incentive payment.
4.A new Section 1(f) of the Executive Agreement is hereby added:

(f)Executive Holding Guidelines. From and after the Amendment Effective Date, the Executive shall not be subject to the Company’s stock ownership guidelines, but shall otherwise remain subject to its securities compliance policies to the extent applicable to him.
5.Section 2(a) of the Executive Agreement (entitled “Severence Benefits Not in Connection with a Change in Control”) is deleted in its entirety and replaced with the following:
(a)The Company shall pay the Executive a severance amount equal to the sum of (i) the Executive’s Previous Base and (ii) the higher of (A) 90% of the Previous Base or (B) the amount of variable cash compensation (i.e., annual cash bonus) paid to the Executive for the fiscal year that ended immediately prior to the Amendment Effective Date. Such amount shall be paid in a lump sum in cash on the next regularly-scheduled payroll date following the date that the Separation Agreement and Release becomes irrevocable and in any event during the 60-day Period; provided, however, that if the 60-day Period begins in one calendar year and ends in a second calendar year and the lump sum amount would have been payable during the first calendar year based on the foregoing, the severance amount shall instead be paid on the first regularly-scheduled payroll date in the second calendar year and no later than the last day of the 60-day Period.
6.Section 2(b) of the Executive Agreement (entitled “Severence Benefits Not in Connection with a Change in Control”) is deleted in its entirety and replaced with the following:
(a)On the date the Separation Agreement and Release becomes irrevocable, the Executive shall become vested in that portion of all of his or her then outstanding unvested equity awards with time-based vesting that would have become vested within the 12-month period following the Amendment Effective Date, and notwithstanding the terms of the existing equity award agreements, the forfeiture of such portion of the equity awards shall be delayed until the end of the 60-day Period. Shares of the Company’s common stock underlying any such vested restricted stock units with time-based vesting shall be issued to the Executive upon the Separation Agreement and Release becoming irrevocable in accordance with the foregoing (it being understood that the Executive shall have no rights with respect to such shares of common stock unless and until they are issued to the Executive).
7.Clause (i) of Section 3(b) of the Executive Agreement (entitled “Change in Control Severance Benefits”) is deleted in its entirety and replaced with the following:
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to 150% of the sum of (A) the Executive’s Previous Base plus (B) 90% of the Previous Base;
8.Clause (2) of the last paragraph of Section 5(f) of the Executive Agreement (entitled “Definitions”) is hereby amended to delete the 60-day notice requirement following the first occurrence of Good Reason which occurs prior to a Change in Control (as such term is defined in the Executive Agreement), such that notice by the Executive at any time after such first occurrence will be deemed sufficient notice by the Executive.
9.Section 9 of the Executive Agreement (entitled “Litigation and Regulatory Cooperation”) is modified by (a) replacing “the Executive’s annual Base Salary as of the date of the Executive’s separation from employment” with “the Previous Base” and (b) replacing “the Executive’s Target Variable Cash Compensation” with “90 percent of the Previous Base.”

10.Section 3 (entitled “Litigation and Regulatory Cooperation”) of Exhibit I of the Executive Agreement is modified by (a) replacing “my annual base salary as of my separation from employment” with “the Previous Base as defined in Section 1(d) of the Executive Agreement” and (b) replacing “my ‘Target Variable Cash Compensation’, each as defined in the Executive Agreement,…” with “90 percent of the Previous Base,….”
11.The fact that the Executive has agreed to this Amendment shall not be considered to affect the Executive’s right to invoke the “Good Reason Process” pursuant to Section 5(f) of the Executive Agreement based on either the modifications of the Executive’s position and duties pursuant to Section 1(c) of the Executive Agreement or the reductions in his compensation pursuant to Section 1(d) or 1(e) of the Executive Agreement.
12.    All other provisions of the Executive Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Executive Agreement except to the extent specifically provided for herein.
13.    The validity, interpretation, construction and performance of this Amendment and the Executive Agreement, as amended herein, shall be governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.
14.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CITRIX SYSTEMS, INC.

By:	/s/ Antonio Gomes
Name:	Antonio G. Gomes
Title:	Executive Vice President and Chief
Legal Counsel

EXECUTIVE

/s/ PJ Hough
Paul J. Hough

[Signature Page to Second Amendment to Employment Agreement]